Exhibit 99.1
[Zscaler Letterhead]

Zscaler Appoints Industry Veteran Eileen Naughton to its Board of Directors

Naughton's senior leadership experience in People and Culture, team strategy, operations and execution at global technology and media companies complements Zscaler's business strategy

SAN JOSE, Sept. 7, 2021 -- Zscaler, Inc. (NASDAQ: ZS), the leader in cloud security, today announced the appointment of Eileen Naughton to its board of directors, increasing the board size to eight.

“Eileen’s expertise in fostering company culture for large-scale technology and media organizations will be a valuable asset in helping advance Zscaler’s long-term vision and growth strategy,” said Jay Chaudhry, CEO, chairman and founder, Zscaler. “We are committed to attracting and appointing leaders to Zscaler’s board of directors from varying experiences and diverse backgrounds. Eileen’s unique qualifications will bring in new perspectives and help us achieve our goal to accelerate our customers’ secure digital transformation journey.”

Most recently, Ms. Naughton served as the Chief People Officer and Vice President of People Operations at Google, Inc. from 2016 to 2021. Prior to 2016, she served in a variety of senior leadership roles at Google dating back to 2006, including as Vice President and Managing Director for Google UK & Ireland, and Vice President of Global Sales where she established and led Google's first global sales team responsible for a portfolio of the world's largest ad agencies and corporations. Ms. Naughton has also held several executive positions at Time Warner, including president of TIME Magazine.

Ms. Naughton is currently a board member of Olive AI and The Center for Discovery, and earlier served on the boards of directors of L’Oreal and The XOGroup. Ms. Naughton holds a Bachelor of Arts in International Relations from the University of Pennsylvania, a Master of Arts from the Lauder Institute, and a Master of Business Administration from the University of Pennsylvania's Wharton School.

About Zscaler
Zscaler (NASDAQ: ZS) accelerates digital transformation so customers can be more agile, efficient, resilient, and secure. The Zscaler Zero Trust Exchange protects thousands of customers from cyberattacks and data loss by securely connecting users, devices, and applications in any location. Distributed across more than 150 data centers globally, the SASE-based Zero Trust Exchange is the world’s largest in-line cloud security platform.

Zscaler™ and the other trademarks listed at https://www.zscaler.com/legal/trademarks are either (i) registered trademarks or service marks or (ii) trademarks or service marks of Zscaler, Inc. in the

United States and/or other countries. Any other trademarks are the properties of their respective owners.

Media Contact:
Pavel Radda
pradda@zscaler.com

Investor Relations Contact:
Bill Choi, CFA
ir@zscaler.com